Exhibit 99.1

                 Resources Connection Announces the Appointment
                   of Neil F. Dimick to Its Board of Directors

    COSTA MESA, Calif., Nov. 25 /PRNewswire-FirstCall/ -- Resources Connection, Inc. (Nasdaq: RECN), an international professional services firm, announced today that Neil F. Dimick has been appointed to its Board of Directors, effective immediately. Mr. Dimick will replace Leonard Schutzman who has left the Board for personal and business reasons. Resources Connection currently has nine board members, six of which are considered outside, independent directors.

    "Neil's background as a CFO for a large-cap publicly traded international company and as a corporate auditor at a leading accounting firm makes him an ideal candidate for our Board," said Donald Murray, Chairman and Chief Executive Officer, Resources Connection. "In particular, we plan to utilize Neil's financial expertise to strengthen our audit committee and will seek his guidance as we continue to expand our Company's global presence. We are very pleased to have attracted someone of such high caliber to our Board."

    Most recently, Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation until his retirement on April 30, 2002. He served on the Board of Directors of Bergen Brunswig Corporation and was a member of the finance, investment and retirement committees of the Board.

    Mr. Dimick currently serves on the Board of Directors at WebMD, Alliance Imaging, Inc. and Thoratec Corporation. He is a member of the Board and past chair of the Orange County Multiple Sclerosis Society, has served on the advisory board of the American Cancer Society and is currently on the board of trustees of the Mardan Center of Educational Therapy in Irvine, CA.

    Mr. Dimick began his career as a corporate auditor with Deloitte and was a partner with the firm for eight years. He served for four years as the National Director of the firm's Real Estate Industry Division.

    ABOUT RESOURCES CONNECTION

    Resources Connection, Inc. is an international professional services firm that provides accounting and finance, human capital, information technology, internal audit and supply chain services on a project basis. The Company has its roots as part of Deloitte in North America and Asia Pacific and Ernst & Young in Europe, but is now completely independent, autonomous and publicly traded on NASDAQ. In addition to its project professional services, Resources Connection has established itself as a leading business services provider for companies seeking independent and cost effective assistance for meeting or complying with many of the complex business and regulatory issues in today's marketplace.

    Headquartered in Costa Mesa, California, the company operates from more than 60 domestic and international offices. The U.S. client portfolio boasts 30 of the Fortune 50 companies. The company was named to Forbes Best 200 Small Companies list in 2003 for the second consecutive year. More information about the company is available at http://www.resourcesconnection.com.

SOURCE  Resources Connection, Inc.
    -0-                             11/25/2003
    /CONTACT: Steve Giusto of Resources Connection, +1-714-430-6300, steve.giusto@resources-us.com/
    /First Call Analyst: /
    /FCMN Contact: /

    /Web site:  http://www.resourcesconnection.com /
    (RECN)

CO:  Resources Connection, Inc.
ST:  California

IN:  FIN CPR
SU:  PER